Alliance One International, Inc.
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EXHIBIT 99.1

Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
	Contact:	James A. Cooley
NEWS RELEASE		(919) 379-4300

December 2, 2005

Alliance One Announces Closure of Spanish Production Facilities

Alliance One International, Inc. (NYSE: AOI) announced today that it will close its two production facilities in Spain after the completion of the 2006 processing season. The closure actions, which will affect approximately 200 employees, are subject to the approval of Spanish Labor authorities.

The Company estimates total one-time costs of approximately $12 to $14 million, substantially all of which are cash, will be recognized to complete these closings; including severance, asset impairment and other cash costs and potential inventory valuation charges. Approximately two-thirds of these costs, which  relate to the former Standard operations, will be reflected as an adjustment to the purchase price of the merger; while the remaining costs will be charged as restructuring, asset impairment and other costs.  These charges are in addition to the previously announced one-time costs of $55 million the Company expects to incur in the merger and integration process. These actions are expected to generate additional annual savings of between $5 and $6 million per year after the plan is completed.

Robert E. Harrison, President and Chief Operating Officer, stated, “The continued decline in the Spanish leaf tobacco market, combined with the decoupling of farm support prices from tobacco production under the European Union Common Agricultural Policy enacted in the prior year, have significantly impacted the long term viability of our Spanish operations. The closure of these two operations reflects our continuing analysis and progress towards integrating and rationalizing our global processing footprint. While we regret the impact of these closures on our fellow employees, these actions are necessary as we  focus on those markets which will produce appropriate returns in the future and are in line with the strategic rationale for our merger.”

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Alliance One’s expectations and projections.  Risks and uncertainties with respect to Alliance One’s results of operations include changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for leaf tobacco products, and the impact of regulation and litigation on Alliance One’s customers.  A further list and description of these risks, uncertainties and other factors can be found in Alliance One's (previously DIMON Incorporated) Annual Report for the fiscal year period ended March 31, 2005, and other filings with the Securities and Exchange Commission.

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Alliance One International, Inc.
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Alliance One International, Inc. is a leading independent leaf tobacco merchant. For more information on Alliance One, visit the Company's website at http://www.aointl.com.

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